Exhibit 99-1

GOLDFIELD ANNOUNCES THE PASSING OF CHAIRMAN AND CEO JOHN H. SOTTILE

MELBOURNE, Florida, August 26, 2020 - The Goldfield Corporation (NYSE American: GV) announced with great sadness the passing today of its Chairman and Chief Executive Officer, John H. Sottile. The Company’s Board of Directors and management, on behalf of all employees and stockholders, mourn the passing of Mr. Sottile and express our deepest condolences to the Sottile family.

Mr. Sottile, 72, joined the Company in 1971. He managed two of the Company’s principal subsidiaries, Tropicana Pools, Inc. and Harlan Fuel Company, before becoming President and Chief Executive Officer of the Company in 1983 and Chairman of the Board in 1998.

Under Mr. Sottile’s leadership, the Company became a leading provider of electrical construction services for the utility industry and industrial customers, operating in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. He also guided the Company’s real estate operations, which focus on the development of residential properties on the east coast of Central Florida.

Mr. Sottile was deeply involved in every aspect of the Company’s operations and earned the respect and admiration of all of its employees, from linemen to senior executives. His depth of knowledge and experience spanned from engineering and construction to financial and operational management. It was not uncommon for Mr. Sottile to don work boots and a hard hat to join one of the Company’s crews at a remote worksite. Mr. Sottile was also an active member of the OSHA Electrical Transmission & Distribution Partnership, which is charged with promoting safety in the industry.

Under Mr. Sottile’s leadership, the Company dramatically expanded the geographic scope of its operations and service offerings in the electrical construction industry through organic growth and strategic acquisitions, and its revenue increased more than twenty-fold. He built a strong management team that will continue to guide all aspects of the Company’s operations.

As previously announced, on August 5, 2020, the Company’s Board of Directors appointed its Chief Financial Officer, Stephen R. Wherry, and the President of its electrical construction subsidiary Power Corporation of America, Jason M. Spivey, as Acting Co-Chief Executive Officers of the Company. They will continue to serve in those positions.